Exhibit 4.4

FOURTH OMNIBUS AMENDMENT TO THE

JUNIOR SECURED PROMISSORY NOTES DUE 2020

This FOURTH OMNIBUS AMENDMENT (this “Fourth Amendment”) is dated as of January 27, 2020 and is made in reference to those certain Junior Secured Promissory Notes Due 2020, as amended (the “Junior Notes”), issued by MRI Interventions, Inc. (f/k/a SurgiVision, Inc.), a Delaware corporation (the “Company”), and payable to the registered holders thereof (each a “Holder,” and collectively the “Holders”).

RECITALS

WHEREAS, the Company previously issued its Junior Notes to the Holders;

WHEREAS, the Junior Notes were previously amended pursuant to that certain Omnibus Amendment dated as of April 5, 2011, that certain Second Omnibus Amendment dated as of October 14, 2011 and that Third Omnibus Amendment dated as of a March 25, 2014;

WHEREAS, the Junior Notes may be further amended upon the consent of Holders of a majority in aggregate principal amount of the Junior Notes then outstanding (the “Required Holders”); and

WHEREAS, the Required Holders have consented to the amendment of the Junior Notes as set forth below.

NOW, THEREFORE, each of the Junior Notes is hereby amended as set forth below:

1.                  Defined Terms. Capitalized terms used in this Fourth Amendment without definition shall have the same meanings ascribed to such terms in Section 1 of the Junior Notes.

2.                  Amendment to Section 1 (Definitions).

(a)                Section 1 of the Junior Notes (Definitions) is hereby amended by deleting the defined terms “Second Priority Note Holders” and “Second Priority Notes.”

(b)               Section 1 of the Junior Note (Definitions) is hereby amended by adding the following new defined terms thereto:

Senior Secured Convertible Note Holders means the persons in whose names the Senior Secured Convertible Notes are registered.

Senior Secured Convertible Notes means those certain Senior Secured Convertible Promissory Notes due 2025 to be issued by the Company from time to time pursuant to the Securities Purchase Agreement, dated January 11, 2020, by and among the Company, the Investors (as defined therein) and Petrichor Opportunities Fund I LP, as collateral agent (the “Notes Collateral Agent”), as such Senior Secured Convertible Promissory Notes may be amended and in effect from time to time.

(c)                Section 1 of the Junior Notes (Definitions) is hereby further amended by deleting the defined terms “Notes Offering Debt, “Senior Debt” and “Senior Lender” and substituting the following therefor:

Notes Offering Debt means all indebtedness, including principal and all accrued interest thereon, outstanding from time to time under the Senior Secured Convertible Notes.

Senior Debt means the Notes Offering Debt.

Senior Lender means the Senior Secured Convertible Note Holders, together with the Notes Collateral Agent on behalf of the Senior Secured Convertible Note Holders, so long as any Notes Offering Debt remains outstanding.

3.                  Amendment to Section 7 (Subordination). Section 7 of the Junior Notes (Subordination) is hereby amended by deleting such Section in its entirety and substituting the following therefor:

7.       Subordination. Notwithstanding any provision herein to the contrary, the Company and the Holder hereby agree that the obligations of the Company to the Holder hereunder shall be subordinated in all respects, other than the right to payment as expressly provided under the terms of this Note. The Holder, by its acceptance of this Note, authorizes the Collateral Agent on the Holder’s behalf to take such action as may be necessary or appropriate to further effectuate the subordination as provided in this Section 7, including, without limitation, the execution and delivery of a Subordination Agreement in favor of the Senior Lender, and appoints the Collateral Agent its attorney-in-fact for any and all such purposes. The Holder of this Note, whether upon original issue or upon transfer or assignment hereof, by such Holder’s acceptance hereof, agrees that this Note shall be subject to the provisions of any such Subordination Agreement.

4.                  Miscellaneous. On and after the date hereof, reference in each of the Junior Notes to “this Note”, “hereunder”, “hereof”, “herein” or words of like import referring to such Junior Note shall mean and be a reference to the Junior Note as amended by this Fourth Amendment. Except as expressly provided in this Fourth Amendment, all other terms, conditions and provisions of the Junior Notes shall continue in full force and effect as provided therein.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Company has executed, acknowledged and delivered this Fourth Amendment effective as of the day and year first above written.

COMPANY:

MRI INTERVENTIONS, INC.

By: /s/ Harold A. Hurwitz

Name: Harold A. Hurwitz

Title: Chief Financial Officer